Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Fiscal Year 2010 Reserves and Results

•       Proved reserves up 306% to 12.4 million BOE

•       Proved PV10 up 642% to $266 million

•       Q4-10 vs. Q4-09 loss narrowed 39% to $0.02 per share

Houston, TX, September 13, 2010 - Evolution Petroleum Corporation (NYSE Amex: EPM) today reported year-end reserves, operational update, and financial results for the three month and twelve month periods ended June 30, 2010, the Company’s fourth quarter (“Q4-10”) and fiscal year-end (“FY-10”), along with its capital plan for 2011.

Year-end Reserves

The Company’s independent reservoir engineers assigned proved reserves of 12.4 million barrels of oil equivalent (MMBOE), a 306% increase over the prior year. Volumes were 83% oil and 91% total liquids.  Pre-tax future cash flows from proved reserves discounted at 10% (PV10) increased 642% to $266 million (based on trailing twelve month average first-day-of-month NYMEX prices of $76.21 per BO and $4.10 per MMBTU before adjustment for field differentials, or “SEC pricing”).  PV10 is a non-GAAP measure reconciled below.

Proved producing reserves increased 140%, after replacing production, to 1.03 MMBOE and associated PV10 increased by 284% to $29 million.

The increase in proved reserves was primarily due to the first time inclusion of proved reserves at Delhi, the CO2 enhanced oil recovery project operated by Denbury Resources (NYSE: DNR).  The substantial addition was the primary factor reducing our Q4-10 depletion rate by 74% to $4.39 per BOE, compared to Q4-09.

Evolution’s independent reservoir engineers further assigned probable reserves of 7.2 MMBOE and $64 million PV10.  Probable volumes declined from the previous year, almost entirely due to a portion of Delhi probable reserves being upgraded to the proved classification.

Robert Herlin, President and CEO of Evolution, said “The assignment of proved reserves at Delhi is one more major milestone achieved in our steady growth of share value, further confirming our business model and strategy.  We look forward to continued increases in production and reserve upgrades at Delhi through Denbury’s capital contributions and expertise, allowing us to focus our efforts and resources on our other projects and technology.”

Delhi CO2 — Enhanced Oil Recovery Project (EOR)

Our net production at the Delhi Field in Louisiana during 2010 was 6.3 MBO, free of operating expense and capital expenditures and arising from our 7.4% royalty interest.  Denbury is currently installing Phases II and III in the field following first production response in March, 2010.  As the reservoir pressure increases, additional oil response is expected during the year.  Oil production in the field for the month of July was 26,337 gross barrels, or 1,950 barrels net to Evolution’s interest.

Based on the reserves report dated June 30, 2010 by DeGolyer & MacNaughton, our independent reservoir engineers for Delhi, Evolution added 9.4 MMBO of net proved reserves in excess of production.  Approximately 3.4 MMBO of the net proved reserves relate to Evolution’s royalty interests in the field that bear no operating costs or capital expenditures.  During the year, first CO2 injection began in November 2009 and first oil production response began in March 2010.  Based in part on the early performance response and an increase in the projected injection volumes of CO2, the expected recovery of oil at Delhi has been increased from 13% to 17% of original oil in place.  The benefit of the increased gross oil recovery is partially offset by the cost of additional required CO2 purchases heavily weighted toward the initial years of the project and a nonmaterial downward adjustment to our reversionary working interest.  The PV10 of Evolution’s proved reserves at Delhi is $224 million, based on SEC pricing and a field differential of $2.33.  The proved reserves are not projected to require capital expenditures by Evolution.

Evolution’s probable reserves at Delhi are 5.7 MMBO and the associated PV10 is $51 million.  Approximately 1.6 MMBO of the probable reserves relate to Evolution’s non cost-bearing royalty interest.  Probable reserves include a projected increase in recoverable volumes due to the addition of reservoirs to the EOR project.  Combined Evolution proved and probable reserves at Delhi as of June 30, 2010 are 15.1 MMBO (100% oil) with associated PV10 of $276 million.

D&M also evaluated Evolution’s reserves utilizing the optional commodity pricing case of the published five year NYMEX futures with the fifth year price held constant thereafter (“forward pricing”).  The combined proved and probable reserves assignment for Evolution increased from 15.1 to 15.3 MMBO and PV10 increased from $276 million to $315 million.

Giddings Field, Central Texas

We sold 119.2 MBOE of production at Giddings Field during 2010, an 11% decrease from 133.9 MBOE sold in 2009. Q4-10 production was 24.8 MBOE, down from 28.2 MBOE in the third quarter of 2010 due to natural field decline.  Lease operating expenses were substantially higher during 2010, primarily due to unexpected multiple workovers in Giddings related to corrosion in downhole equipment.

At June 30, 2010, independent engineers for our Texas properties, W. D. Von Gonten & Company, assigned proved reserves to Evolution in the Giddings Field totaling 3.0 MMBOE with a PV10 of $41 million, compared to 3.0 MMBOE with a pre-tax PV-10 of $35.3 million at year-end 2009.  The PV10 increased by 17% over the prior year due primarily to high-grading of our 19 well development drilling portfolio, partially offset by somewhat higher expected drilling costs.  Proved reserves at Giddings are 28% oil, 35% gas liquids and 37% natural gas, 16% of which are developed. Evolution’s revisions and extensions of proved reserves replaced approximately 76% of its Giddings’ production and increased proved producing reserves by 4% to 0.45 MMBOE with PV10 of $8.1 million.

The independent engineers also assigned to Evolution probable reserves of 1.0 MMBOE with a PV10 of $12 million at Giddings.  The probable reserves comprise two probable drilling locations and incremental reserves associated with five proved drilling locations.  Total proved and probable reserves are 4.0 MMBOE with PV10 of $53 million, and the volumes are 27% oil, 32% gas liquids and 41% natural gas.

Utilizing the optional forward pricing method, the combined proved and probable reserves are 4.0 MMBOE with PV10 of $69 million.

On July 2, 2010, we entered into a previously announced joint venture with another operator to drill between two and five of our proved and probable drilling locations in Giddings. As operator, we began drilling the first well in the program in late August.  Our reserves at June 30, 2010 do not reflect the potential impact of the joint venture.

Woodford Shale Gas, Eastern Oklahoma

We generated production, but no sales, in Oklahoma as our efforts to date have been focused on test operations.  Capital expenditures during 2010 were $1.1 million and were related to our successful Woodford test in the Henry #19-2 well in our western lease area of Wagoner County, marginal tests of the Woodford in the Knoche well in our southern lease area, and a Caney Shale test in the Limon well in our eastern lease area.  In fiscal 2011, further testing of the Woodford in the southern block will be conducted to determine commerciality, and the Limon is being recompleted to allow testing of the Woodford.

Evolution’s independent reservoir engineer, Lee Keeling & Associates, assigned our first proved and probable reserves to the western block of acreage surrounding the Company’s successful test well.  The Henry #19-2 was vertically completed in the Woodford Shale at a depth of 1607 feet with a single stage hydraulic fracturing treatment. Test production steadily increased to a production test rate of 93 mcf per day before being temporarily shut-in due to storms. The reservoir engineer assigned ten probable development locations surrounding the Henry #19-2 in addition to proved developed nonproducing reserves in the Henry #19-2.

Proved and probable reserves assigned to the eleven wells are 0.02 and 0.23 MMBOE, respectively, with nominal PV10.  Reserve assignments were constrained due to the engineer having limited production history from only one well.

Utilizing the optional forward pricing method, the combined proved and probable reserves assigned are 0.3 MMBOE with PV10 of $1.6 million.

Lopez Field (Neptune Oil Project)

No crude oil sales were made in 2010 from the Lopez Field due to production testing being delayed until the fourth fiscal quarter.  During 2010 we drilled two producer wells and re-entered three wells for conversion into salt water injection.  Due to delays in obtaining electric power to the wells and difficult downhole mechanical conditions that limited salt water injection capacity, we were delayed until the summer of 2010 in initiating production testing adequate for a proved classification.  We are continuing our test program in fiscal 2011 through a workover of the existing producer well and re-entry of two previously abandoned producer wells.

Evolution’s independent reservoir engineer essentially maintained the total proved and probable reserves of 0.3 MMBO and PV10 of $0.8 million associated with 25 well locations in the Lopez Field in South Texas.  The engineer also maintained the same substantial assignment of possible reserves and PV10 in the same well locations. Due to the delay in production testing and initial water injection issues, we elected to reclassify our 48 MBO of proved reserves to probable reserves as of June 30, 2010.

Utilizing the optional forward pricing method, our probable reserves assigned are 0.3 MMBO and PV-10 of $1.8 million.

Liquidity and Capital Plan

As of June 30, 2010, our working capital was $4.9 million and we continued to be debt free. This compares to working capital of $7.6 million at June 30, 2009. The $2.7 million decrease was due primarily to investments of $3.7 million in oil and natural gas properties that included $0.5 million for leasehold acquisitions and $3.2 million for development activities.  Cash flows provided by operating activities for the year were $2.35 million.

Our board of directors has approved a base capital plan totaling $4 million for the fiscal year 2011.  The plan includes:

•                  Our net participation in the five well drilling joint venture in Giddings Field

•                  Re-entry and frac of two vertical wells in the mid-depth Woodford Shale in Haskell County, OK

•                  Installation of our artificial lift technology in up to six wells in Giddings Field

•                  Continued testing of the Woodford Shale in Wagoner County, OK

•                  Continued testing of the Lopez Field in South Texas

•                  Limited workovers in the Giddings Field

•                  Lease renewals for high value drilling locations in the Giddings Field and key leases in Oklahoma

The capital plan may be expanded as warranted based on the results of the testing in Oklahoma and Lopez Field, expansion of our artificial lift activity and participation in new joint ventures.  Funding of our base capital plan will be from current working capital and expected operating cash flows.  Funding of an expanded plan will be from joint ventures, monetization of noncore assets, project financing or small opportunistic equity placements that management believes would become accretive.

Fourth Quarter Results

Net loss narrowed 39% in Q4-10 to $0.4 million, or $(0.02) per share, compared to net loss in the fourth quarter of 2009 (“Q4-09”) of $0.7 million, or $(0.03) per share.  Results for both periods included $0.1 million and $0.6 million, respectively, in non-cash depreciation, depletion and amortization, plus non-cash stock-based compensation expense of approximately $0.95 million and $0.76 million charged in Q4-10 and Q4-09, respectively.

Net sales volumes for Q4-10 increased 6% to an average of 335.8 BOE per day from the third quarter of 2010, but declined 3% from Q4-09.  Our average realized price during Q4-10 was $44.47 per BOE compared to $31.10 per BOE in Q4-09.

Full-Year Results

For the fiscal year ending June 30, 2010, our net loss decreased 8% to $2.39 million ($0.09 per share) on revenues of $5.02 million, compared to a loss of $2.60 million ($0.10 per share) million on revenues of $6.1 million in 2009. Results for the year included noncash stock compensation expense of $2.15 million and $2.41 million in 2010 and 2009, respectively.  Lease operating and production tax expense was $1.67 million in 2010, compared to $1.44 million in 2009. Net cash provided by operating activities in 2010 was $2.35 million, compared to $5.95 million in 2009.

Net sales volumes for FY-10 declined 6% to 125.5 MBOE from 134.0 MBOE in FY-09.    Our average realized price during FY-10 was $40.01 per BOE compared to $45.47 per BOE in FY-09, despite the inclusion of our Delhi production that was 100% crude oil.

Conference Call

Evolution Petroleum will host a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central) to discuss these results. To access the call, please dial 480-629-9722 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution’s corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until September 20, 2010 and may be accessed by calling 303-590-3030 and using the pass code 4360889#.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Evolution Petroleum

Evolution Petroleum Corporation acquires known, onshore oil and gas resources and applies conservative financing with conventional and specialized technology to accelerate production and develop incremental reserves and value.  The Company is positioned to continue its growth through development projects. Principal assets as of June 30, 2010 include 12.4 MMBOE of proved reserves with PV10 of $266 million and 7.2 MMBOE of probable reserves with PV10 of $64 million in the producing Delhi Field EOR project in Louisiana, the Giddings Field of Central Texas, Woodford shale gas in Eastern Oklahoma and Lopez Field in South Texas. Other assets include over 17,000 net acres in the Woodford shale gas project and a proprietary artificial lift technology intended to extend the life of horizontal wells with oil or associated water production.

Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

SEC Reserves* of Evolution Petroleum Corporation as of June 30, 2010

	Oil & NGL	Gas	Total	% of	PV-10
Reserves Class	(MBbls)	(MMcf)	(MBOE)	Total	(millions)

Proved developed producing	808	1,348	1,032	8	$29.3
Proved developed nonproducing	56	189	87	1	2.4
Proved developed by field
From Delhi Field	613	—	613	5	22.9
From Giddings Field	251	1,399	483	4	8.6
From Wagoner, OK		138	23	0	0.2
Total proved developed	864	1,537	1,119	9	31.7
Proved undeveloped by field
From Delhi Field	8,799	—	8,799	71	201.6
From Giddings Field	1,629	5,226	2,500	20	32.7
Total Proved undeveloped	10,428	5,226	11,299	91	234.3

Total Proved	11,292	6,763	12,418	100	266.0

Probable
From Delhi Field	5,682	—	5,681	79	51.2
From Giddings Field	432	3,272	978	14	11.8
From Wagoner, OK	—	1,360	227	3	0.1
From Lopez Field	283	—	283	4	0.8
Total Probable	6,397	4,632	7,169	100	63.8

Reserves* of Evolution Petroleum Corporation as of June 30, 2010 — Alternate Pricing Based on the Five Year Futures Prices

	Reserves MBOE	PV-10 (000)
Total Proved	12,679	$308,738
Total Probable	7,233	$78,109
	19,912	$386,847

* Notes:

(1)  PV-10 is a non-GAAP measure and hereinafter defined in the “Non-GAAP Information” later in this press release, and does not necessarily reflect market value.  Note that PV-10 is net of capital expenditures and pre-tax.

(2)         Please see cautionary note below regarding unproved reserves

(3)         PV-10 estimates are based on trailing twelve month average realized prices on the first trading day of the month as of 6/30/2010 without escalation of prices or costs, and on the reports by W.D. Von Gonten & Co., DeGolyer & MacNaughton, and Lee Keeling & Associates. The NYMEX 12 month average beginning of the month prices utilized were $76.21 per barrel of crude oil and $4.10 per MMBTU of natural gas.

(4)         Alternate Pricing PV-10 is based on the five year applicable monthly forward closing prices on the NYMEX for oil and natural gas as of 6/30/2010 with the fifth year prices held constant thereafter. The NYMEX prices for the Forward Curve PV-10 increased over the period to $84.43 per barrel of oil and $6.07 per MMBTU.

Reconciliation of PV-10 to Standardized Measure of Discounted Future Net Cash Flows

PV-10 of proved reserves is a non-GAAP financial measure; therefore, the following table reconciles our calculation of PV-10 of proved reserves to the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure.  Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies.  Management believes that PV-10 (defined as the net present value of future pre-tax revenues, operating expenses and capital expenditures based on constant current pricing and costs and discounted at 10% per annum) is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties.  Further, professional analysts and sophisticated investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies’ reserves.  Management also uses this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities.  Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating us.  PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves.  PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

The following table represents a reconciliation of our PV-10 of proved reserves to Standard Measure of discounted future net cash flows.

	At June 30, 2010	At June 30, 2009
	(unaudited)	(unaudited)
	(millions)	(millions)

Present value of estimated future net revenues (PV-10)	$266.0	$35.8
Future income taxes, discounted at 10%	(104.4)	(12.3)
Standardized measure of discounted future net cash flows	$161.6	$23.5

Following is a reconciliation of the Company’s proved oil and natural gas reserve quantities between June 30, 2009 and June 30, 2010:

	Giddings MBOE	Delhi MBOE	Other MBOE	Total MBOE

Proved Reserves at 7/1/2009	3,012		48	3,060
Production	(120)	(6)		(126)
Revisions	(13)		(48)	(61)
Additions	104	9,418	23	9,545
Proved Reserves at 7/1/2010	2,983	9,412	23	12,418

Cautionary Note to U.S. Investors —The SEC has recently modified its rules regarding oil and gas reserve information that may be included in filings with the SEC. The newly applicable rules allow oil and gas companies to disclose not only proved reserves, but also probable and possible reserves that meet the SEC’s definitions of such terms. We disclose proved and probable reserves in our filings with the SEC. Our reserves as of June 30, 2010 were estimated by DeGolyer & MacNaughton, W.D Von Gonten & Co. (“Von Gonten”), and Lee Keeling and Associates, Inc. (“Keeling”), independent petroleum engineering firms.  In this presentation, we make reference to probable and possible reserves. These estimates are by their nature more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering those reserves is subject to substantially greater risk.

-      Financial Statements to Follow      -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Crude oil	$759,344	$409,546	$2,188,259	$2,747,494
Natural gas liquids	231,460	283,434	1,079,383	1,625,063
Natural gas	368,387	290,971	1,754,259	1,722,626
Total revenues	1,359,191	983,951	5,021,901	6,095,183

Operating Costs
Lease operating expense	482,160	376,969	1,616,767	1,281,989
Production taxes	8,054	21,272	48,312	158,794
Depreciation, depletion and amortization	144,766	552,153	1,818,110	2,461,162
Accretion of asset retirement obligations	15,954	13,149	61,054	37,601
General and administrative	1,390,659	1,173,497	5,092,243	5,896,366
Total operating costs	2,041,593	2,137,040	8,636,486	9,835,912

Loss from operations	(682,402)	(1,153,089)	(3,614,585)	(3,740,729)

Other income
Interest income	7,269	22,820	55,054	122,272

Net loss before income tax benefit	(675,133)	(1,130,269)	(3,559,531)	(3,618,457)

Income tax benefit	245,712	420,627	1,171,824	1,016,864

Net loss	$(429,421)	$(709,642)	$(2,387,707)	$(2,601,593)

Loss per common share
Basic and Diluted	$(0.02)	$(0.03)	$(0.09)	$(0.10)

Weighted average number of common shares
Basic and Diluted	27,137,611	26,297,444	27,004,066	26,461,057

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	June 30,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$3,138,259	$3,891,764
Certificates of deposit	1,350,000	2,059,147
Receivables
Oil and natural gas sales	536,366	532,318
Income taxes	25,200	—
Other	147,059	172,314
Income taxes recoverable	716,973	2,055,802
Prepaid expenses and other current assets	315,494	162,441
Total current assets	6,229,351	8,873,786

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $7,851,068 and $9,819,465 at June 30, 2010 and 2009, respectively, were excluded from amortization.	30,803,061	28,751,178
Other property and equipment	101,998	150,697
Total property and equipment	30,905,059	28,901,875

Other assets	60,665	53,162

Total assets	$37,195,075	$37,828,823

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$678,609	$690,639
Accrued payroll	75,692	71,427
Royalties payable	221,062	218,477
State taxes payable	202,334	157,736
Other current liabilities	110,002	99,625
Total current liabilities	1,287,699	1,237,904

Long term liabilities
Deferred income taxes	2,949,880	3,721,317
Asset retirement obligations	811,635	664,710
Stock bonus	587,033	370,440
Deferred rent	81,635	77,858

Total liabilities	5,717,882	6,072,229

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; par value $0.001; 100,000,000 shares authorized; issued 27,849,576 shares; outstanding 27,061,376 shares and 26,530,317 shares as of June 30, 2010 and 2009, respectively.	27,849	27,318
Additional paid-in capital	18,532,643	16,424,868
Retained earnings	13,798,723	16,186,430
	32,359,215	32,638,616
Treasury stock, at cost, 788,200 shares as of June 30, 2010 and June 30, 2009.	(882,022)	(882,022)

Total stockholders’ equity	31,477,193	31,756,594

Total liabilities and stockholders’ equity	$37,195,075	$37,828,823

Evolution Petroleum Corporation and Subsidiaries

 Consolidated Statements of Cash Flow

	Year Ended June 30,
	2010	2009
Cash flows from operating activities
Net loss	$(2,387,707)	$(2,601,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	1,818,110	2,461,162
Stock-based compensation	2,148,400	2,405,900
Issuance of common stock for charitable donation	—	28,600
Accretion of asset retirement obligations	61,054	37,601
Settlement of asset retirement obligations	—	(90,761)
Deferred income taxes	(771,437)	819,388
Deferred rent	3,777	3,777
Other assets	5,717	6,236
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	(4,048)	1,533,982
Receivables from income taxes and other	1,512,041	1,963,436
Prepaid expenses and other current assets	(153,053)	108,497
Accounts payable and accrued expenses	65,144	(624,333)
Royalties payable	2,585	(254,850)
Income taxes payable	44,598	157,736
Net cash provided by operating activities	2,345,181	5,954,778

Cash flows from investing activities
Development of oil and natural gas properties	(3,280,425)	(8,063,465)
Acquisitions of oil and natural gas properties	(517,530)	(2,603,098)
Capital expenditures for other equipment	—	(28,635)
Maturities of certificates of deposit	2,059,147	—
Purchases of certificates of deposit	(1,350,000)	(1,757,312)
Other assets	(13,220)	(4,715)
Net cash used in investing activities	(3,102,028)	(12,457,225)

Cash flows from financing activities
Proceeds from issuance of restricted stock	42	130
Proceeds from the exercise of stock options	3,300	—
Purchase of treasury stock	—	(882,022)
Other	—	3,823
Net cash provided by (used in) financing activities	3,342	(878,069)

Net decrease in cash and cash equivalents	(753,505)	(7,380,516)

Cash and cash equivalents, beginning of period	3,891,764	11,272,280

Cash and cash equivalents, end of period	$3,138,259	$3,891,764

Result of Operations for the three month periods ended June 30, 2010 and June 30, 2009

	Three Months Ended
	June 30			%
	2010	2009	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	9,968	7,182	2,786	39%

NGLs (Bbl)	5,841	10,289	(4,448)	(43)%

Natural gas (Mcf)	88,520	85,006	3,514	4%
Crude oil, NGLs and natural gas (BOE)	30,562	31,639	(1,077)	(3)%

Revenue data:

Crude oil	$759,344	$409,546	$349,798	85%

NGLs	231,460	283,434	(51,974)	(18)%

Natural gas	368,387	290,971	77,416	27%
Total revenues	1,359,191	$983,951	$375,240	38%

Average price:
Crude oil (per Bbl)	$76.18	$57.02	$19.16	34%
NGLs (per Bbl)	39.63	27.55	12.08	44%
Natural gas (per Mcf)	4.16	3.42	0.74	22%
Crude oil, NGLs and natural gas (per BOE)	$44.47	$31.10	$13.37	43%

Expenses (per BOE)
Lease operating expenses and production taxes	$16.04	$12.59	$3.45	27%
Depletion expense on oil and natural gas properties (a)	$4.39	$17.15	$(12.76)	(74)%

(a)          Excludes depreciation of office equipment, furniture and fixtures, and other of $10,476 and $9,578, for the three months ended June 30, 2010 and 2009, respectively.

Result of Operations for the twelve month periods ended June 30, 2010 and June 30, 2009

	Year Ended June 30			%
	2010	2009	Variance	change
Sales Volumes, net to the Company:

Crude oil (Bbl)	29,749	36,026	(6,277)	(17)%

NGLs (Bbl)	27,820	44,125	(16,305)	(36)%

Natural gas (Mcf)	407,674	323,301	84,373	26%
Crude oil, NGLs and natural gas (BOE)	125,515	134,035	(8,520)	(6)%

Revenue data:

Crude oil	$2,188,259	$2,747,494	$(559,235)	(20)%

NGLs	1,079,383	1,625,063	(545,680)	(34)%

Natural gas	1,754,259	1,722,626	31,633	2%
Total revenues	5,021,901	$6,095,183	$1,073,282	(18)%

Average price:
Crude oil (per Bbl)	$73.56	$76.26	$(2.70)	(4)%
NGLs (per Bbl)	38.80	36.83	1.97	5%
Natural gas (per Mcf)	4.30	5.33	(1.03)	(19)%
Crude oil, NGLs and natural gas (per BOE)	$40.01	$45.47	$(5.46)	(12)%

Expenses (per BOE)
Lease operating expenses and production taxes	$13.27	$10.69	$2.58	24%
Depletion expense on oil and natural gas properties (a)	$14.10	$18.07	$(3.97)	(22)%

(b)         Excludes depreciation of office equipment, furniture and fixtures, and other of $48,699 and $38,965, for the year ended June 30, 2010 and 2009, respectively.

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